UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/24/2012

Griffin Capital Net Lease REIT, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-54377

Maryland	26-3335705
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2121 Rosecrans Avenue, Suite 3321
El Segundo, California 90245
(Address of principal executive offices, including zip code)

310-606-5900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

        On September 24, 2012, the board of directors (the "Board") of Griffin Capital Net Lease REIT, Inc. (the "Registrant") engaged Duff and Phelps, LLC ("D&P") to value each of the properties owned by the Registrant as of December 31, 2012 (the "Valuation"). The Board intends to set a revised offering price per share of the Registrant's shares based primarily upon the Valuation for its current offering and its upcoming follow-on offering. The Board currently expects to announce a revised share offering price on February 1, 2013, which will be prior to the effective date of its follow-on offering registration. Any change to the share offering price as a result of the Valuation will take effect immediately upon such announcement and will include corresponding changes to the distribution reinvestment plan and the share redemption program.

        The Board elected to engage D&P based on many factors including (1) D&P provides valuation services to an extensive array of real estate investment trusts, both listed and non-listed, and (2) D&P uses a team of more than 1,000 experienced and knowledgeable professionals working in over 25 offices around the world. D&P is a third-party real estate valuation and advisory firm that does not have any direct or indirect material interest in any transaction with the Registrant or any of the Registrant's affiliates.

        Griffin Capital Corporation, the Registrant's sponsor, and the Board believe that the addition of D&P as one of the Registrant's industry third-party analysts enhances the Board's ability to make important decisions impacting the Registrant's stockholders. The Registrant's decision to obtain a third party valuation early in the Registrant's life cycle and to announce a revised share price, and have that revised share price take effect immediately upon such announcement, is consistent with the approach used by the board of directors of Griffin-American Healthcare REIT II, Inc., another non-traded real estate investment trust, which is co-sponsored by the Registrant's sponsor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Net Lease REIT, Inc.

Date: December 06, 2012	By:	/s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer